STANDARD COMMERCIAL CORPORATION
COMPUTATION OF EARNINGS PER COMMON SHARE              EXHIBIT  11
(In thousands, except share information; unaudited)

                                                              Third quarter ended   Nine months ended
                                                                  December 31          December 31
                                                              -------------------   -----------------
                                                                1995       1994       1995       1994
                                                                ----       ----       ----       ----
PRIMARY EARNINGS PER COMMON SHARE
Income (loss) from continuing operations................     $(9,040)      $296   $(18,470)   $(4,952)
ESOP preferred stock dividends net of tax...............        (117)      (121)      (358)      (363)
Income (loss) from continuing operations                ---------------------------------------------
  applicable to common stock............................      (9,157)       175    (18,828)    (5,315)
Income from discontinued operations.....................      10,799          -     10,050          -
                                                        ---------------------------------------------
Net earnings (loss) applicable to common stock..........      $1,642     $  175    $(8,778)   $(5,315)
                                                        =============================================
Primary average shares outstanding......................   8,973,623  8,619,884  8,888,292  8,588,566
                                                        =============================================
Earnings (loss) per common share
  - from continuing operations..........................      $(1.02)    $0.02      $(2.12)    $(0.62)
  - from discontinued operations........................        1.20         -        1.13          -
                                                        ---------------------------------------------
  - net.................................................       $0.18     $0.02      $(0.99)    $(0.62)
                                                        =============================================
FULLY DILUTED EARNINGS PER COMMON SHARE*
Income (loss) from continuing operations
  applicable to common stock............................    $(9,157)      $175    $(18,828)   $(5,315)
Add - after-tax interest expense on 7 1/4%
        convertible subordinated debentures.............        825        825       2,475      2,475
    - dividends payable to ESOP assuming
        conversion to common stock......................          -          -           -         26
                                                        ---------------------------------------------
Adjusted income (loss) from continuing operations.......     (8,332)     1,000     (16,353)    (2,814)
Income from discontinued operations.....................     10,799          -      10,050          -
                                                        ---------------------------------------------
Net earnings (loss) applicable to common stock..........     $2,467     $1,000     $(6,303)   $(2,814)
                                                        =============================================
Primary average shares outstanding......................  8,979,623  8,619,884   8,888,292  8,588,566
Increase in shares outstanding assuming
  - conversion of 7 1/4% convertible subordinated
      debentures at November 13, 1991...................  2,212,248  2,126,348   2,183,502  2,126,348
  - conversion of ESOP convertible
      preferred stock at July 1, 1993...................    269,219    262,871     266,449    262,871
                                                        ---------------------------------------------
Fully diluted average shares outstanding................ 11,461,090 11,009,103  11,338,243 10,977,785
                                                        =============================================
Earnings (loss) per common share
  - from continuing operations..........................     $(0.73)     $0.09      $(1.44)    $(0.26)
  - from discontinued operations........................       0.94          -        0.89          -
                                                        ---------------------------------------------
  - net.................................................      $0.21      $0.09      $(0.55)    $(0.26)
                                                        =============================================

*The calculations of fully diluted earnings per share for all periods are antidilutive. Therefore, no fully diluted earnings per share are shown on the face of the income statement.